ABERDEEN AUSTRALIA EQUITY FUND, INC.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

ABERDEEN GLOBAL INCOME FUND, INC.

(“FUNDS”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

I.	Introduction and Application

In accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules promulgated thereunder by the Securities and Exchange Commission, each of the Funds is required to publicly disclose on Form N-CSR whether it has adopted a code of ethics (as defined in Item 2(b) of Form N-CSR) applicable to its principal executive officer and principal financial officer (each a “Covered Officer”).

Recognizing the importance of high ethical standards in the conduct of the Funds’ business, each Fund’s Board of Directors (“Board”), including a majority of its Independent Directors (as defined below), has adopted this Code of Ethics (“Code”).

All recipients of the Code are directed to read it carefully, retain it for future reference, and abide by the rules and policies set forth herein. Any questions concerning the applicability or interpretation of such rules and policies, and compliance therewith, should be directed to the Funds’ Chief Compliance Officer (“CCO”) or to Fund counsel.

II.	Purpose

The Code is designed to deter wrongdoing and to promote, with respect to each Fund:

(A) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(B) full, fair, accurate, timely and understandable disclosure in reports and documents the Fund files with, or submits to, the SEC or in other public communications made by the Fund;

(C) compliance with applicable governmental laws, rules and regulations;

(D) prompt internal reporting of violations of this Code to an appropriate person or persons identified in the Code; and

(E) accountability for adherence to the Code.

III.	Definitions

(A) “Covered Officer” with respect to a Fund means the principal executive officer of the Fund and senior financial officers of the Fund, including the principal financial officer or principal accounting officer, or persons performing similar functions, regardless of whether these persons are employed by the Fund or a third party. The Covered Officers are listed on Appendix A.

(B) “Executive Officer” of a Fund has the same meaning as set forth in Rule 3b-7 under the Securities Exchange Act of 1934, as amended. Subject to any changes in that rule, the term

“executive officer,” when used in the Code, means the president, any vice president, any officer who performs a policy making function, or any other person who performs similar policy making functions for a Fund. Each Fund’s Executive Officers who are not also Covered Officers are listed on Appendix A.

(C) “Independent Director” means a Director of a Fund who is not an “interested person” of that Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(D) “Waiver” means the approval by a Fund’s CCO of a material departure from a provision of the Code. “Waiver” includes an “Implicit Waiver,” which is a Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an Executive Officer of the Fund.

IV.	Honest and Ethical Conduct

(A) General Objectives. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to, and try to avoid, any situations that may present, or appear to present, a conflict of interest. A Fund’s Covered Officers are expected to place the interests of the Fund above the Covered Officer’s own personal interests.

(B) Conflicts of Interests. A “conflict of interest” exists where the interests or benefits of a Fund’s Covered Officer conflict with the interests or benefits of the Fund. The following list of examples of specific types of conflicts of interest that may arise is not intended to be comprehensive and each Covered Officer is expected to treat even an appearance of impropriety as a potential conflict of interest that should be avoided or brought to the attention of the CCO.

(1) Personal Business Transactions. A Fund’s Covered Officer may not cause the Fund to engage in any business transaction with his or her family members or relatives or utilize the Covered Officer’s relationship with the Fund to cause any third party to engage in any business transaction with his or her family members or relatives. This provision is not intended, however, to restrict Covered Officers and their family members or relatives from purchasing or selling shares of the Fund as long as such transactions are conducted in accordance with the Fund’s Code of Ethics.

(2) Use of Nonpublic or Confidential Information. A Fund’s Covered Officer may not use, or disclose to a third party, non-public or confidential information about the Fund or its activities or those of any of the Fund’s service providers for the purpose of personal gain by the Covered Officer or his or her family members or relatives (including, but not limited to, securities transactions based on such information).

(3) Outside Employment or Activities. A Fund’s Covered Officer may not engage in any outside employment or activity that interferes with his or her duties and responsibilities with respect to the Fund or is otherwise in conflict with or prejudicial to the Fund. A Covered Officer must disclose to the CCO any outside employment or activity that may constitute, or appear to constitute, a conflict of interest and obtain the CCO’s approval before engaging in such employment or activity. Any such employment or activity is permissible only if it would not be inconsistent with the best interests of the Fund and its stockholders.

(4) Gifts. A Fund’s Covered Officer may not accept any gift, entertainment, favor, or loan from any person or entity that does or seeks to do business with the Fund which goes beyond the courtesies generally associated with accepted business practice. Non-cash gifts of a de minimis nature are considered to be within accepted business practices. Cash gifts of any amount are strictly prohibited. Entertainment (in the form of meals, tickets to events or otherwise) must be reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

(5) Corporate Opportunities. A Fund’s Covered Officer may not exploit, for his or her own personal gain or the personal gain of family members or relatives, opportunities that are discovered through the use of Fund property, information, or the Covered Officer’s position unless the opportunity is fully disclosed, in writing, to the Fund’s Board and the Board declines to pursue such opportunity on behalf of the Fund.

(6) Other Situations. Because other conflicts of interest may arise, it is not practical to list in the Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any questions, concerns or doubts, a Covered Officer should consult with the Fund’s CCO or Fund counsel before engaging in the transaction, making the investment or pursuing the interest or activity.

Each Covered Officer should handle actual or apparent conflicts of interest in an ethical manner. In the event that a Fund’s Covered Officer intends to engage in a transaction, activity or relationship that the Covered Officer reasonably believes that the Fund’s Board would view as giving rise to a material conflict of interest, the Covered Officer must (i) avoid (or cease) such transaction, activity or relationship; or (ii) consult with the CCO and provide an accurate description of the transaction, activity or relationship. Upon such consultation, the CCO (in consultation with Fund counsel if the CCO deems appropriate) shall conduct a review to determine (i) whether engaging in such transaction, activity or relationship reasonably could be expected to give rise to a conflict of interest, and (ii) the appropriate resolution of any such conflict.

Based on its review, the CCO may provide instructions to the Covered Officer to resolve any potential conflict of interest. The Covered Officer shall either (i) comply with such instructions; or (ii) request a review of the instructions by the Fund’s president, a vice president or the Board (provided that the review is not undertaken by a person involved in the matter giving rise to the possible conflict of interest), any determination following such review being conclusive (provided that the Board may act in its discretion in any event). The records of any consultation with the CCO in this regard, and of any review by the Fund’s president, a vice president or the Board shall be retained in the manner set forth below in Section IX of the Code.

V.	Full, Fair, Accurate, Timely and Understandable Disclosure

(A) General Policy. The Code is intended to promote full, fair, accurate, timely and understandable disclosure in reports and other documents filed by each Fund with the SEC or made in other public communications by the Funds. Accordingly, the Covered Officers of a Fund are expected to consider it central to their roles as officers of the Fund to ensure that full, fair, accurate, timely and understandable disclosure is made in the Fund’s reports and other documents filed with the SEC and in other public communications by the Fund.

(B) Responsibilities. Each Covered Officer of a Fund shall:

(1) be familiar with the disclosure requirements generally applicable to the Fund;

(2) not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including the Fund’s directors and auditors, governmental regulators and self-regulatory organizations;

(3) to the extent appropriate within his or her area of responsibility; consult with other officers and employees of the Fund, the Fund’s investment adviser and other Fund service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

(4) promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

VI.	Accountability and Reporting under this Code

(A) Certifications and Accountability. Each Covered Officer of a Fund shall:

(1) upon adoption of the Code (or thereafter as applicable upon becoming a Covered Officer), affirm in writing in accordance with Appendix B hereto that the Covered Officer has received, read, and understands the Code;

(2) annually thereafter affirm in the form of Appendix B hereto that the Covered Officer has complied with the requirements of the Code; and

(3) not retaliate against any other Covered Officer or employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith.

(B) Reporting of Violations of Applicable Laws and Regulations. A Fund’s Covered Officer, upon learning of a violation of any applicable law, rule or regulation by a Fund or a person acting with or on behalf of the Fund, must report such violation to the CCO and assist with the resolution of such violation. A Covered Officer should seek guidance whenever he or she is in doubt as to the applicability of any law, rule, or regulation with respect to the contemplated course of action. If a Covered Officer is unsure of what to do in any situation, he or she should seek guidance before acting.

(C) Reporting of Violations of the Code. Each Covered Officer must promptly notify the CCO if he or she knows of any actual or potential departure from the Code, whether the violation or potential violation was committed by the Covered Officer personally or by another Covered Officer. Each Executive Officer must promptly notify the CCO if any actual or potential departure from the Code by a Covered Officer is known to the Executive Officer. In either case, failure to do so is itself a violation of the Code. If no written report is made by a Covered Officer or Executive Officer, the CCO must document his or her receipt of any oral report of a suspected material violation of the Code received.

(D) Action by Chief Compliance Officer. Upon receiving a report from a Fund’s Covered Officer or an Executive Officer, the Fund’s CCO must conduct an internal investigation into the potential violation(s) of the Code, consulting with Fund counsel as necessary, to determine whether a violation of the Code has occurred and whether such violation has had or may have a material adverse impact upon the Fund.

(1) If, after such investigation, the CCO determines that no violation has occurred, the CCO is not required to take any further action.

(2) If, after such investigation, the CCO, after consultation with Fund counsel, concludes that there has been a violation of the Code, but the violation has not caused a material adverse impact on the Fund, the CCO, upon consultation with Fund counsel, shall determine what sanctions, if any, may be appropriate.

(3) If, after such investigation, the CCO, after consultation with Fund counsel, concludes that there has been a violation of the Code, and that such violation has had or may have a material adverse effect on the Fund, the CCO shall report the violation and together with proposed sanctions to the Audit Committee. The Audit Committee shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact upon the Fund and to formulate appropriate actions or sanctions that the Audit Committee, in its business judgment, determines to be necessary or advisable. The Audit Committee shall have the discretion, in its business judgment, to impose sanctions on the Covered Officer if it deems such action to be necessary or appropriate.

(E) Periodic Reports to the Board. The CCO of each Fund shall report to the Board at each regularly scheduled Board meeting any and all violations of the Code (whether or not they caused a material adverse impact on the Fund), any Waivers, and any sanctions imposed since the last Board meeting, if any.

(F) Waivers. Notwithstanding the foregoing, the CCO shall be entitled to grant a Waiver of one or more provisions of this Code as set forth in Section VII of the Code.

VII.	Waivers of Provisions of the Code

(A) Waivers. A Fund’s Covered Officer may seek, and the Fund’s CCO may grant, Waivers from a provision of the Code in circumstances that would otherwise constitute a violation of the Code. Waivers will only be granted under extraordinary or special circumstances. No Waivers will be granted where such a Waiver would result in a violation of SEC rules or other applicable laws. The procedure for obtaining and granting a Waiver are as follows:

(1) The Covered Officer must submit to the CCO a written request for a Waiver describing the transaction, activity or relationship for which the Covered Officer seeks a Waiver that briefly explains the reason for engaging in the transaction, activity or relationship.

(2) The determination with respect to the Waiver must be made by the CCO, in consultation with Fund counsel. If the CCO and Fund counsel determine that a Waiver is appropriate, the decision must be submitted to the Board for ratification.

(3) The CCO must document all Waiver determinations. The documentation must remain in the records of the Fund for a period of not less than six years following the end of the fiscal year in which the Waiver occurred.

(B) Public Reporting of Waivers, Amendments to Code. To the extent required by applicable law, Waivers and amendments to the Code will be publicly disclosed on a timely basis. A Fund may document Waivers and Code amendments in its Form N-CSR submitted subsequent to the date of the Waiver or post the Waiver and amendment on its website within five business days following the date of the Waiver provided that it discloses in its Form N-CSR its intent to post Waivers and amendments on the Fund’s website and maintains the posting for a period of at least twelve months.

VIII.	Sanctions

The matters covered in the Code are of the utmost importance to the Funds and their stockholders and are essential to each Fund’s ability to conduct its business in accordance with its stated values. Each Covered Officer and each Executive Officer is expected to adhere to these rules (to the extent applicable) in carrying out his or her duties for the Funds. The conduct of each Covered Officer and each Executive Officer can reinforce an ethical atmosphere and positively influence the conduct of all officers, employees and agents of the Funds. A Fund will, if appropriate, take action against any Covered Officer whose actions are found to violate the Code. Appropriate sanctions for violations of the Code will depend on the materiality of the violation to the Fund.

Sanctions may include, among other things, a requirement that the violator undergo training related to the violation, a letter or sanction or written censure by the Board, the imposition of a monetary penalty, suspension of the violator as an officer of a Fund or termination of the employment of the violator. If a Fund has suffered a loss because of violations of the Code, the Fund may pursue remedies against the individuals or entities responsible.

IX.	Records; Confidentiality; Amendments; Disclosure

(A) Records. The CCO must maintain a copy of the Code, any amendments hereto, and any reports or other records created in relation to Waivers of the provisions of the Code (including violations of the Code and implicit Waivers) for a period of six years from the end of the fiscal year in which such document was created.

(B) Confidentiality. All reports and records prepared and maintained pursuant to the Code are considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the Board(s) of the affected Fund(s) and Fund counsel.

(C) Amendments. A Fund’s Covered Officer, Executive Officer or CCO may recommend amendments to the Code for the consideration and approval of the Board. The Board may amend the Code in its discretion.

X.	Other Policies and Procedures

The Code shall be the sole code of ethics adopted by the Funds for the purposes of Section 406 of Sarbanes-Oxley and the rules and forms applicable to the Funds thereunder. To the extent that other policies or procedures of the Funds or the Funds’ investment manager or investment adviser govern or purport to govern the activities and behavior of the Covered Officers, they are superceded by the Code to the extent that they overlap or conflict with the Code. The requirements of the code of ethics adopted by the Funds and by its investment manager and investment adviser pursuant to Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

XI.	Internal Use

The Code is intended solely for the internal use of the Funds. The Code does not constitute an admission by or on behalf of the Funds as to any fact, circumstance or legal conclusion.

Dated: December 9, 2004

APPENDIX A

ABERDEEN AUSTRALIA EQUITY FUND, INC. (“IAF”)

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.(“FAX”)

ABERDEEN GLOBAL INCOME FUND, INC. (“FCO”)

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Covered Officers

Vincent Esposito, President (IAF, FAX, FCO); Principal Executive Officer (IAF, FAX, FCO)

Megan Kennedy, Treasurer (IAF, FAX, FCO); Principal Financial Officer (IAF, FAX, FCO)

Chief Compliance Officer

Vincent McDevitt (IAF, FAX, FCO)

Executive Officers

Martin Gilbert, Vice President (FAX, FCO, IAF)

Gary Bartlett, Vice President (FAX, FCO)

Bill Bovingdon, Vice President (FAX, IAF)

Gavin Goodhand, Vice President (FAX)

Anthony Michael, Vice President (FAX, FCO)

Jennifer Nichols, Vice President (FAX, IAF, FCO)

Timothy Sullivan, Vice President (FAX, IAF, FCO)

William Baltrus, Vice President (FAX, IAF, FCO)

Mark Daniels, Vice President (IAF)

Kevin Daly, Vice President (FCO)

John Murphy, Vice President (FCO)

Vincent McDevitt, Vice President, Compliance (FAX, FCO, IAF)

APPENDIX B

ABERDEEN AUSTRALIA EQUITY FUND, INC.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

ABERDEEN GLOBAL INCOME FUND, INC.

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Initial and Annual Certification of Compliance

Name (please print)

This is to certify that I have received a copy of the Code of Ethics Pursuant to the Sarbanes-Oxley Act of 2002 (“Code”) for Aberdeen Australia Equity Fund, Inc., Aberdeen Asia-Pacific Income Fund, Inc. and Aberdeen Global Income Fund, Inc. and that I have read and understand the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal.

Check one:

Initial

[    ] I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

Annual

[    ] I further certify that I have complied with and will continue to comply with each of the provisions of the Code to which I am subject.

Signature

Date

Received by:
Name:
Title:

Date:

PRE-APPROVAL POLICIES AND PROCEDURES

as adopted by the

AUDIT COMMITTEES

of

ABERDEEN AUSTRALIA EQUITY FUND, INC.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

ABERDEEN GLOBAL INCOME FUND, INC.

(Each a “Fund” and, collectively, the “Funds”)

The Sarbanes-Oxley Act of 2002 (“Act”) and rules adopted by the Securities and Exchange Commission (“SEC”) require that the Audit Committee of each Fund pre-approve all audit services and non-audit services provided to the Fund by its independent accountant (“Auditor”).1 The Act and such SEC rules also require that the Audit Committee of each Fund pre-approve all non-audit services provided by the Auditor to (i) the Fund’s investment manager, (ii) the Fund’s investment adviser, and (iii) any entity controlling, controlled by, or under common control with the investment manager or investment adviser that provides ongoing services to the Fund (entities in (i), (ii) and (iii), hereinafter “Service Affiliates”)2 if the engagement for such Service Affiliates relates directly to the operations and financial reporting of the Fund (“Covered Non-Audit Services”).3

The following Policies and Procedures govern the ways in which the Audit Committee of each Fund will consider the pre-approval of audit and non-audit services that the Auditor provides to the Fund, and Covered Non-Audit Services that the Auditor proposes to provide to Service Affiliates.4 These Policies and Procedures do not apply in the case of audit services that the Auditor provides to Service Affiliates, nor do they apply to any services that an audit firm other than the Auditor provides to such entities.

These Policies and Procedures comply with applicable legal requirements for pre-approval, and also provide a mechanism by which management of the Funds and Service Affiliates may request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations.

The following Policies and Procedures are adopted by the Audit Committee of each Fund.

[1]	The term “Auditor,” as used in these Pre-Approval Policies and Procedures (“Policies and Procedures”), means the firm engaged to provide the Fund with services listed in Appendix A.
[2]	Service Affiliates are listed in Appendix D.
[3]	Examples of types of non-audit services that may be provided to the Fund or a Service Affiliate are listed in Appendix B. Note that applicable law also prohibits the provision of certain services by the Auditor to entities in the “fund complex.” The “fund complex” includes Service Affiliates and other entities. These prohibited services are listed in Appendix C. Fund Complex Entities are also listed in Appendix C.
[4]	Unless otherwise indicated by the context, the term “non-audit services” herein includes non-audit services for the Fund as well as Covered Non-Audit Services for a Service Affiliate.

General

The Audit Committee must pre-approve all audit services and non-audit services that the Auditor provides to the Fund.

The Audit Committee must pre-approve any Engagement, as defined below, of the Auditor to provide Covered Non-Audit Services to any Service Affiliate during the period of the Auditor’s Engagement to provide audit services to the Fund.

Pre-Approval of Audit Services to the Fund

The Audit Committee shall approve the engagement of the Fund’s Auditor for each fiscal year (the “Engagement”). The approval of the Engagement shall not be delegated to a Designated Member. (See Section D below.) In approving the Engagement, the Audit Committee shall obtain, review and consider information concerning the proposed Auditor sufficient to enable the Audit Committee to make a reasonable evaluation of the Auditor’s qualifications and independence. The Audit Committee also shall consider the Auditor’s proposed fees for the Engagement, in light of the scope and nature of the audit services that the Fund will receive.

The Audit Committee shall report to the Fund’s board of directors (“Board”) regarding its approval of the Engagement and of the proposed fees for the Engagement, and the basis for such approval.

Unless otherwise in accordance with applicable law, the Engagement, in any event, shall require that the Auditor be selected by the vote, cast in person, of a majority of the members of the Board who are not “interested persons” of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) (“Independent Directors”).

Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates – by Types or Categories of Services

The Audit Committee may pre-approve the provision of types or categories of non-audit services for the Fund and Covered Non-Audit Services for its Service Affiliates pursuant to this Section C.

Annually, at such time as the Audit Committee considers the Engagement of the Auditor, management of the Fund and of the Service Affiliates, in consultation with the Auditor, shall provide to the Audit Committee, for its consideration and action, the following: (a) a list of those types of non-audit services, if any, that the Fund expects to request from the Auditor during the fiscal year; and (b) a list of those types of Covered Non-Audit Services that Service Affiliates expect to request from the Auditor during the fiscal year.

The lists submitted to the Audit Committee shall describe the types of non-audit services in reasonable detail and shall include an estimated budget (or budgeted range) of fees where possible and such other information as the Audit Committee may request.

Standard for Pre-Approval The Audit Committee, after appropriate consideration of such information as it deems relevant, may pre-approve a non-audit service that is not a prohibited service (see Appendix C) if it specifically finds that the provision of such service is consistent with, and will not impair, the ongoing independence of the Auditor. In connection with any such pre-approval, the Audit Committee may set such limits on fees and other conditions as it believes to be appropriate.

The Audit Committee’s pre-approval of the types of non-audit services submitted pursuant to this Section C shall constitute authorization for management of the Fund to utilize the Auditor for the types of non-audit services so pre-approved, if needed or desired during the fiscal year, subject to such conditions as may have been set by the Audit Committee.

Fund management will distribute a list of the types of non-audit services pre-approved by the Audit Committee pursuant to this Section C to management of the Service Affiliates and the appropriate partners of the Auditor. Periodically, the Auditor will discuss with the Audit Committee those non-audit services that have been or are being provided pursuant to this Section C.

Pre-Approval of Non-Audit Services to the Fund and to Service Affiliates – Project-by-Project Basis

Non-audit services may be pre-approved on a project-by-project basis pursuant to this Section D, subject to the Standard for Pre-Approval in Section C.

The Audit Committee, from time to time, may, by resolution, designate one or more of its members who are Independent Directors (each a “Designated Member”) to consider, on the Audit Committee’s behalf, (i) any non-audit services proposed to be provided to the Fund that have not been pre-approved in accordance with these Policies and Procedures, (ii) any Covered Non-Audit Services proposed to be provided to any Service Affiliate, that have not been pre-approved in accordance with these Policies and Procedures, and (iii) any proposed material change in the nature or cost of any non-audit service, including any Covered Non-Audit Service, previously approved. The authority delegated to the Designated Member shall be subject to such conditions as the Audit Committee may specify by resolution from time to time.

Management of the Fund or of the relevant Service Affiliate, in consultation with the Auditor, may submit either to the Audit Committee or to a Designated Member for its consideration and action, a pre-approval request identifying one or more non-audit service projects for the Fund or Covered Non-Audit Service projects for a Service Affiliate, as well as any material changes proposed in a service that has been pre-approved. Any request so submitted shall describe the project or projects in reasonable detail and shall include an estimated budget (or budgeted range) of fees and such other information as the Audit Committee or Designated Member shall request. For any material change in the nature or cost of a pre-approved service, the request shall also describe reasons why the change is requested. The Audit Committee or Designated Member, as applicable, shall review the request subject to the Standard for Review in Section C.

The Audit Committee or Designated Member, as applicable, will review the requested non-audit service or proposed material change in such service in light of the Standard for Pre-Approval in Section C. If the review is by a Designated Member, such Designated Member will either:

pre-approve, pre-approve subject to conditions, or disapprove any such requested service, or any proposed material change in such service, whether to the Fund or to a Service Affiliate; or

refer such matter to the full Audit Committee for its consideration and action.

In considering any requested non-audit service or proposed material change in such service, the Designated Member shall take into account any restrictions placed by the Audit Committee on his pre-approval authority.

The Designated Member’s pre-approval (or pre-approval subject to conditions) of a requested non-audit service or proposed material change in service pursuant to this Section D shall constitute authorization for the management of the Fund or the Service Affiliate, as the case may be, to utilize the Auditor for the non-audit service so pre-approved. Any action by the Designated Member in approving a requested non-audit service shall be presented for ratification by the Audit Committee not later than at its next regularly scheduled meeting.

Covered Non-Audit Services Provided to Covered Entities Pursuant to Waiver

Note: It is generally expected that non-prohibited non-audit services, even when they do not involve significant fees, will be pre-approved in accordance with Section C or D.

The Act provides a limited exception to the requirement that non-audit services (that are not prohibited services) must be pre-approved. This exception is designed to prevent the disqualification of the Auditor due to a minor oversight and is to be used only rarely and only if each of the following conditions is satisfied:

The aggregate fees and costs of all non-audit services (including Covered Non-Audit Services) that, but for the limited exception provided by this Section E, would require pre-approval by the Audit Committee constitutes no more than five percent of the total fees and costs paid by the Fund and Service Affiliates to the Auditor during the fiscal year during which such non-audit services are provided;

At the time of the Engagement for such services, the Fund did not recognize that the services were “non-audit services” that required pre-approval; and

Each such service is (i) brought promptly to the attention of the Audit Committee, (ii) is approved prior to the completion of the audit by the Audit Committee or a Designated Member, in accordance with the Standard for Pre-Approval set forth in Section C, and (iii) is approved based upon a determination that the service is eligible for the waiver provided by this Section E.

Amendment; Review

The Audit Committee may amend these Policies and Procedures from time to time.

These Policies and Procedures shall be reviewed periodically, as needed, by the Audit Committee.

Recordkeeping

The Fund shall maintain a written record of all decisions made by the Audit Committee or by a Designated Member pursuant to these procedures, together with appropriate supporting material.

In connection with the approval of any non-audit service pursuant to the de minimis exception provided in Section E of these Policies and Procedures, a record shall be made indicating that each of the conditions for this exception has been satisfied.

A copy of these Policies and Procedures and of any amendments to these Policies and Procedures shall be maintained and preserved permanently in an easily accessible place. The written records referred to in paragraph 1 and 2 of this Section G shall be maintained and preserved for six years from the end of the fiscal year in which the actions recorded were taken, for at least the first two years in an easily accessible location.

APPENDIX A

AUDIT SERVICES

For purposes of these Policies and Procedures, “audit services” include the following activities:

A.	Annual audit of the Fund’s financial statements and quarterly reviews.

Other procedures, including review of tax provisions, that need to be performed by the Auditor in order to provide an opinion on the Fund’s financial statements, including tests performed to evaluate the Fund’s internal control systems, review of information systems and procedures.

Preparation of the Auditor’s report on the Fund’s internal controls for financial reporting, and related procedures.

Services that generally only the Auditor can provide, such as consents, comfort letters, assistance with and review of documents filed with the SEC, and statutory audits.

APPENDIX B

NON-AUDIT SERVICES

For purposes of these Policies and Procedures, the following services are “non-audit services.” If the services would be provided to a Service Affiliate and the Engagement would relate directly to the operations and financial reporting of the Fund, these services would be Covered Non-Audit Services and, if not prohibited, are subject to the pre-approval requirements of these Policies and Procedures.

Audit-Related Services (traditionally performed by the firm engaged as Auditor)

1.	Audit of an employee benefit plan.

2.	Due diligence procedures related to mergers and acquisitions.

3.	Review of internal controls.

4.	Consultations concerning financial accounting and reporting standards.

5.	Testing services related to a fund’s Auction Market Preferred Stock, as applicable.

Tax Services

1.	Tax compliance services, including preparation of tax returns.

2.	Tax planning and advice.

Other Non-Audit Services

1.	Advisory and consultation services.

2.	Other non-audit services not listed above.

APPENDIX C

PROHIBITED SERVICES

In considering whether to pre-approve a service, the Audit Committee should be aware that the Auditor is prohibited from providing certain services to any Fund Complex Entity, subject to limited exceptions noted below. Fund Complex Entities include:

The Fund, its investment manager and investment adviser;

Any entity controlled by or controlling the Fund’s investment manager or investment adviser, or any entity under common control with the Fund’s investment manager or investment adviser, if such entity (a) is an investment manager or investment adviser, or (b) is engaged in the business of providing administrative, custodian, underwriting, or transfer agent services to any investment company or investment adviser; and

Any investment company (including entities that would be investment companies but for the exclusions provided by Section 3(c) of the Investment Company Act of 1940) advised by the Fund’s investment manager or investment adviser or by an entity in paragraph 2, above.

Note:	The term “investment adviser” for this purpose does not include a sub-adviser whose role is primarily portfolio management and that is subcontracted with or overseen by another investment adviser.

The following entities are “Fund Complex Entities:”

Investment Managers/Advisers:

Aberdeen Asset Management Limited

Aberdeen Asset Managers Ltd.

Aberdeen Asset Management Asia Ltd.

Aberdeen Asset Management PLC

Aberdeen Asset Management Inc.

Funds:

Aberdeen Australia Equity Fund, Inc.

Aberdeen Asia-Pacific Income Fund, Inc.

Aberdeen Global Income Fund, Inc.

The following services may not be provided by the Fund’s Auditor to a Fund Complex Entity, subject to the exceptions noted:

B.	Bookkeeping or other services related to the accounting records or financial statements of a Fund Complex Entity, including;

Maintaining or preparing the accounting records for a Fund Complex Entity;

Preparing a Fund Complex Entity’s financial statements that are filed with the SEC, or that form the basis for such financial statements; or

Preparing or originating source data underlying a Fund Complex Entity’s financial statements.

Financial information systems design and implementation, including:

Directly or indirectly operating, or supervising the operation of, a Fund Complex Entity’s information system or managing a Fund Complex Entity’s local area network.

Designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to a Fund Complex Entity’s financial statements or other financial information systems taken as a whole.

Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

Actuarial services. This category includes any actuarially-oriented advisory service involving the determination of amounts recorded in a Fund Complex Entity’s financial statements and related accounts. This prohibition does not apply to providing assistance to a Fund Complex Entity in understanding the methods, models, assumptions, and inputs used in computing an amount.

Internal audit outsourcing services. This category includes any internal audit service for a Fund Complex Entity that has been outsourced by the Fund Complex Entity that relates to the Fund Complex Entity’s internal accounting controls, financial systems, or financial statements.

Exception: The foregoing services 1-5 may be provided if the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of a Fund Complex Entity’s financial statements.

Management functions. This category includes acting, temporarily or permanently, as a director, officer, or employee of a Fund Complex Entity, or performing any decision-making, supervisory, or ongoing monitoring function for a Fund Complex Entity.

Human resources. Services in this category are:

searching for or seeking out prospective candidates for managerial, executive, or director positions;

engaging in psychological testing, or other formal testing or evaluation programs;

undertaking reference checks of prospective candidates for an executive or director position;

acting as a negotiator on behalf of a Fund Complex Entity, such as determining position, status or title, compensation, fringe benefits, or other conditions of employment; or

recommending, or advising a Fund Complex Entity to hire, a specific candidate for a specific job (except that the Fund’s independent accountant may, upon request by a Fund Complex Entity, interview candidates and advise the Fund Complex Entity on the candidate’s competence for financial accounting, administrative, or control positions).

Broker-dealer, investment adviser, or investment banking services. Services in this category are:

acting as a broker-dealer (registered or unregistered), promoter, or underwriter, on behalf of a Fund Complex Entity;

making investment decisions on behalf of a Fund Complex Entity, or otherwise having discretionary authority over an audit client’s investments;

executing a transaction to buy or sell an audit client’s investment; or

having custody of assets of a Fund Complex Entity, such as taking temporary possession of securities purchased by a Fund Complex Entity.

Legal services. A prohibited legal service is any service to a Fund Complex Entity that, under circumstances in which the service is provided, could be provided only by someone licensed, admitted, or otherwise qualified to practice law in the jurisdiction in which the service is provided.

Expert services unrelated to the audit. This category includes providing an expert opinion or other expert service for a Fund Complex Entity, or a Fund Complex Entity’s legal representative, for the purpose of advocating a Fund Complex Entity’s interests in litigation or in a regulatory or administrative proceeding or investigation. This prohibition is not applicable to cases in which the Fund’s independent accountant provides a factual account, including testimony, of work performed, or explains the positions taken or conclusions reached during the performance of any services provided by the accountant to a Fund Complex Entity.

APPENDIX D

SERVICE AFFILIATES

Any non-prohibited Covered Non-Audit Service provided to the following entities must be pre-approved as provided in these Policies and Procedures:

Aberdeen Asset Management Limited

Aberdeen Asset Management Asia Limited

Aberdeen Asset Management Inc.

9854424.4.BUSINESS

THE ABERDEEN FUNDS

PROXY VOTING POLICY AND PROCEDURES

AMENDED AND RESTATED DECEMBER 9, 2004

Statement of Policy

The following are general proxy voting policies and procedures (“Policies and Procedures”) adopted by the Aberdeen investment companies that are registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), (“Funds” and each a “Fund”)5 and by the Boards of Directors (“Boards”) which oversee the Funds with respect to voting securities held by the Funds. These Policies and Procedures are adopted to ensure compliance with Rule 30b1-4 of the 1940 Act and other applicable obligations of the Funds under the rules and regulations of the SEC and interpretations of its staff (“Staff”). It is the policy of the Funds to seek to assure that proxies received by each Fund are voted in the best interest of each Fund’s stockholders.

Definitions

“Best interest of Fund stockholders”—means stockholders’ best economic interest over the long term, i.e., the common interest that all stockholders have in seeing the value of a common investment increase over time. Stockholders may have differing political or social interests, but their best economic interest is generally uniform.

“Conflict of interest”—means circumstances when a proxy vote presents a conflict between the interests of Fund stockholders, on the one hand, and those of the Fund’s investment manager,6 investment adviser,7 principal underwriter, or an affiliated person of the Fund, its Manager, Adviser, or principal underwriter, on the other, in how proxies are voted. In practical terms, these circumstances generally would arise when a Fund’s Manager or Adviser knowingly does business with a particular proxy issuer or closely affiliated entity, and may appear to have a material conflict between its own interests and the interests of stockholders in how proxies of that issuer are voted. A conflict might exist in circumstances when the Fund’s Manager or Adviser has actual knowledge of a material business arrangement between a particular proxy issuer (or closely affiliated entity) and the parent company or a corporate affiliate of the Fund’s Manager or Adviser. The Funds believe that a conflict of interest generally would not arise merely because a proxy issuer has a material business arrangement with a Fund’s principal underwriter, or with an affiliated person of the principal underwriter or the Funds (other than a Fund’s Manager or Adviser or their respective parent company), because (1) each Fund’s Manager or Adviser will generally make proxy voting decisions for the Fund under the delegation arrangements described below; (2) each Fund’s principal underwriter is not affiliated with its Manager or Adviser and will not have any input into the Manager’s or Adviser’s proxy voting decisions for the Fund; (3) other affiliated persons of the principal

[5]	Currently, the only Funds are closed-end funds consisting of Aberdeen Australia Equity Fund, Inc. (“IAF”), Aberdeen Asia-Pacific Income Fund, Inc. (“FAX”), and Aberdeen Global Income Fund, Inc. (“FCO”). These Policies and Procedures will only be implemented by the Funds to the extent that they invest in voting securities. At this time, FAX and FCO invest only in fixed income, or non-voting, securities. Each Fund will file a disclosure report to the extent required by law.
[6]	Aberdeen Asset Management Asia Limited serves as investment manager (“Manager”) to each Fund.
[7]	Aberdeen Asset Management Limited serves as investment adviser (“Adviser”) to each Fund.

underwriter or the Fund (other than the Fund’s Manager or Adviser) likewise will not have any input into proxy voting decisions for the Fund; and (4) each Fund’s Manager or Adviser is unlikely to be aware of, or have any interest in, any business arrangement between the proxy issuer and the Fund’s principal underwriter, or between the proxy issuer and an affiliated person of the principal underwriter or the Fund.

Delegation of Responsibility for Proxy Voting

Each Fund’s Board annually evaluates its Fund’s contract with its Manager and Adviser, and decides whether to renew the contract. This process gives each Fund an annual opportunity to ensure that its Manager’s and Adviser’s investment philosophy is generally consistent with its investment objectives and the best economic interests of its stockholders.

Because the investment philosophy of each Fund’s Manager and Adviser is generally consistent with the investment objectives of the Fund and the best economic interests of Fund stockholders, investment decisions for each Fund should generally be consistent with its Manager’s and Adviser’s philosophy. In proxy voting decisions, as in other investment decisions, each Fund’s Manager or Adviser is in the best position to determine whether a particular proxy proposal is consistent with its philosophy, and therefore generally consistent with the investment objectives of the Fund and the best economic interests of Fund stockholders.

Accordingly, each Fund has chosen to delegate all responsibility for proxy voting to its Manager and Adviser, provided that each Fund’s Board has the opportunity to periodically review and approve their proxy voting policies and any material amendments (and that the policies contains provisions to address any conflicts of interest as described below). The Trade Processing Department of the Administrator will serve as the Proxy Administrator and will take responsibility for ensuring, among other things, that the vote for each proxy is cast in accordance with the proxy voting policies and procedures of the Manager and the Adviser. A Proxy Committee of the Manager and Adviser will take responsibility for determining whether and how to vote each proxy, whether a conflict of interest exists, and how such conflicts are to be resolved in accordance with the proxy voting policies and procedures of the Manager and the Adviser. Under this delegation, the Manager and Adviser may vote, abstain from voting, or take no action on proxies for a Fund in any manner consistent with the Manager’s and Adviser’s proxy voting policies (subject to provisions for addressing conflicts of interest). Each Fund may revoke all or part of such delegation at any time by a vote of its Board. In the event that a Fund revokes the delegation of proxy voting responsibility to its Manager and Adviser, the Fund will assume full responsibility for ensuring that proxies are voted in the best interest of its stockholders, and will promptly notify stockholders of the revocation. Thereafter, such Fund will vote proxies of portfolio securities consistently with the policies of its Manager and Adviser, or develop its own basis for voting on particular matters.

This delegation generally applies to all proxy voting matters on which each Fund may vote, such as corporate governance matters (including changes in the state of incorporation, mergers and other corporate restructurings, and anti-takeover provisions such as staggered boards, poison pills, and supermajority provisions); changes to capital structure, including increases and decreases of capital and preferred stock issuance; stock option plans and other management compensation issues; and social and corporate responsibility issues. This delegation permits the Manager and Adviser to vote (or abstain from voting or take no action on) proxies relating to matters that may affect substantially the rights or privileges of the holders of securities to be voted, and to vote based on the Adviser’s decisions or on provisions of the Manager’s and Adviser’s proxy policies that may support or give weight to the views of management of a portfolio company.

Conflicts of Interest

Each Fund recognizes that in unusual circumstances, a conflict of interest in how proxies are voted may appear to exist, such as when its Manager or Adviser knowingly does business with a particular proxy issuer or closely affiliated entity or has actual knowledge of a material business arrangement between a particular proxy issuer or closely affiliated entity, and the adviser’s parent or an affiliated subsidiary.

In those circumstances, to avoid any appearance concerns, each Fund believes it is appropriate for its Manager or Adviser to follow an alternative voting procedure rather than to vote proxies in the Manager’s or Adviser’s sole discretion. Some examples of acceptable alternative voting procedures for resolving conflicts of interest include the following:

(1) Causing the proxies to be “echo voted” or “mirror voted” in the same proportion as the votes of other proxy holders that are not Fund stockholders;

(2) Causing the proxies to be voted in accordance with the recommendations of an independent service provider that the Manager or Adviser may use to assist it in voting proxies;

(3) Notifying a Fund’s Board, a designated Board committee or a representative of either, of the conflict of interest and seeking a waiver of the conflict to permit the Manager or Adviser to vote the proxies as it chooses under its usual policy; or

(4) Forwarding the proxies to a Fund’s Board, a designated Board committee or a representative of either, so that the Board, the committee or the representative may vote the proxies itself.

Each Fund generally delegates all responsibility for resolving conflicts of interest to the Fund’s Adviser, provided that the Adviser’s proxy voting policy (as approved by the Fund’s Board) includes acceptable alternative voting procedures for resolving material conflicts of interest, such as the procedures described above. Under this delegation, the Adviser may resolve conflicts of interest in any reasonable manner consistent with the alternative voting procedures described in its proxy voting policy. Each Fund may revoke all or part of this delegation at any time by a vote of its Board. In the event that a Fund revokes the delegation of responsibility for resolving conflicts of interest to the Adviser, the Fund will seek to resolve any conflicts of interest in the best interest of stockholders. In doing so, the Fund may follow any of the procedures described in Paragraph III.B., above.

Disclosure of Policy or Description/Proxy Voting Record

Each Fund, unless it invests exclusively in non-voting securities, will disclose its proxy voting policy or a description of it (and its Manager’s and Adviser’s proxy voting policy, or a description of them), in the Fund’s annual report on Form N-CSR (beginning with the first annual report filed on or after July 1, 2003). The Fund will disclose that this proxy voting policy or a description of it (and the Manager’s and Adviser’s proxy voting policy or a description) is available without charge, upon request, (1) by calling, toll-free, 1-800-522-5465; and (2) on the SEC’s website at http://www.sec.gov. Upon any request for a proxy voting policy or description of it, the policy or the description (or a copy of the most recent annual report containing the policy or description) will be sent by first-class mail or other equally prompt delivery method within three business days of receipt of the request.

Each Fund will also disclose in its annual report (beginning with the first annual report filed on or after August 31, 2004) that information is available about how the Fund voted proxies during the most recent twelve-month period ended June 30, (1) by calling, toll-free, 1-800-522-5465; and (ii) on the SEC’s website at http://www.sec.gov. Upon any request for the Fund’s proxy voting record, a copy of the information disclosed in its most recent Form N-PX will be sent by first-class mail or other equally prompt delivery method within three business days of receipt of the request.

Each Fund will file Form N-PX, completed and signed in the manner required, containing its proxy voting record for the most recent twelve-month period ended June 30 with the SEC.

Each Fund will disclose the following information on Form N-PX for each matter relating to a portfolio security considered at any stockholder meeting held during the period covered by the report and with respect to which the Fund was entitled to vote:

•	The name of the issuer of the portfolio security;

•	The exchange ticker symbol of the portfolio security except to the extent not available through reasonably practicable means;

•	The Council on Uniform Securities Identification Procedures (“CUSIP”) number for the portfolio security except to the extent not available through reasonably practicable means;

•	The stockholder meeting date;

•	A brief identification of the matter voted on;

•	Whether the matter was proposed by the issuer or by a security holder;

•	Whether the Fund cast its vote on the matter;

•	How the Fund cast its vote (e.g., for or against proposal, or abstain; for or withhold regarding election of directors); and

•	Whether the Fund cast its vote for or against management.

Adopted effective December 9, 2004.

Aberdeen U.S. Registered Advisers

Proxy Voting Policies and Procedures

As of February 8, 2006

The following are proxy voting policies and procedures (“Policies and Procedures”) adopted by affiliated investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (“Advisers Act”), that are subsidiaries of Aberdeen Asset Management PLC (“AAM”); including, specifically, Aberdeen Asset Management Inc., a Delaware Corporation, (“Aberdeen US”), Aberdeen Asset Management Asia Limited, a Singapore Corporation (“Aberdeen Singapore”), Aberdeen Asset Management Limited, an Australian Corporation (“Aberdeen AU”), and Aberdeen Asset Management Investment Services Limited (“AAMISL”), (collectively referred to herein as “Aberdeen Advisers” and each an “Aberdeen Adviser”) (collectively with AAM, “Aberdeen”). These Policies and Procedures address proxy voting considerations under U.S. law and regulation and under Canadian securities laws. These Policies and Procedures do not address the laws or requirements of other jurisdictions.

Pursuant to a Memorandum of Understanding (“MOU”), Aberdeen Asset Managers Limited (“Aberdeen UK”), a non-US registered adviser, provides advisory resources to certain U.S. clients of Aberdeen Singapore and Aberdeen AU. In addition, Aberdeen UK provides advisory resources to certain U.S. clients of Aberdeen US pursuant to another MOU. Under these MOUs, the affiliates of the Aberdeen Advisers may provide various portfolio management resources, including substantive advice on voting proxies for certain equity securities. To the extent that Aberdeen UK provides advisory services to any clients of Aberdeen US or to U.S. clients of Aberdeen Singapore or Aberdeen AU, Aberdeen UK will be subject to the control and supervision of the registered adviser and will follow these Policies and Procedures as part of providing such advisory services. These Policies and Procedures are adopted to ensure compliance by the Aberdeen Advisers with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff with respect to proxies for voting securities held by client portfolios.

Clients may consist of investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”) (“Funds” and each a “Fund”), and other U.S. residents as well as non-U.S. registered funds or clients. Any Aberdeen Adviser located in the United States follows these Policies and Procedures for each of its respective clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client’s proxies or to vote in accordance with the client’s proxy voting policies and procedures. Aberdeen Advisers who advise or subadvise the Funds follow both these Policies and Procedures and the proxy voting policies and procedures adopted by the Funds and their respective Boards of Directors. Aberdeen Advisers located outside the U.S. may provide proxy voting services to their non-U.S. based clients in accordance with the jurisdiction in which the client is located. Aberdeen US, Aberdeen Singapore and Aberdeen AU will provide proxy voting services to Canadian investment funds in accordance with National Instrument 81-106 – Investment Fund Continuous Disclosure.

I.	Definitions

A. “Best interest of clients”. Clients’ best economic interests over the long term that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

B. “Material conflict of interest”. Circumstances when an Aberdeen Adviser or any member of senior management, portfolio manager or portfolio analyst knowingly does business with a particular proxy issuer or closely affiliated entity, which may appear to create a material conflict between the interests of the Aberdeen Adviser and the interests of its clients in how proxies of that issuer are voted. A material conflict of interest might also exist in unusual circumstances when Aberdeen has actual knowledge of a material business arrangement between a particular proxy issuer or closely affiliated entity and an affiliate of an Aberdeen Adviser.

II.	General Voting Policies

A. Client’s Best Interest. These Policies and Procedures are designed and implemented in a way that is reasonably expected to ensure that proxies are voted in the best interests of clients. Proxies are voted with the aim of furthering the best economic interests of clients, promoting high levels of corporate governance and adequate disclosure of company policies, activities and returns, including fair and equal treatment of stockholders.

B. Shareholder Activism. Aberdeen Advisers seek to develop relationships with the management of portfolio companies to encourage transparency and improvements in the treatment of employees, owners and stakeholders. Thus, Aberdeen Advisers may engage in dialogue with the management of portfolio companies with respect to pending proxy voting issues.

C. Case-by-Case Basis. These Policies and Procedures are guidelines. Each vote is ultimately cast on a case-by-case basis, taking into consideration the contractual obligations under the advisory agreement or comparable document, and all other relevant facts and circumstances at the time of the vote. Aberdeen Advisers may cast proxy votes in favor of management proposals or seek to change the views of management, considering specific issues as they arise on their merits. Aberdeen Advisers may also join with other investment managers in seeking to submit a shareholder proposal to a company or to oppose a proposal submitted by the company. Such action may be based on fundamental, social, environmental or human rights grounds.

D. Individualized. These Policies and Procedures are tailored to suit Aberdeen’s advisory business and the types of securities portfolios Aberdeen Advisers manage. To the extent that clients (e.g., investment companies, corporations, pension plans) have adopted their own procedures, Aberdeen Advisers may vote the same securities differently depending upon clients’ directions.

E. Material Conflicts of Interest. Material conflicts are resolved in the best interest of clients. When a material conflict of interest between an Aberdeen Adviser and its respective client(s) is identified, the Aberdeen Adviser will choose among the procedures set forth in Section IV.B.2. below, to resolve such conflict.

F. Limitations. The circumstances under which Aberdeen may take a limited role in voting proxies, include the following:

1. No Responsibility. Aberdeen Advisers will not vote proxies for client accounts in which the client contract specifies that Aberdeen will not vote. Under such circumstances, the clients’ custodians are instructed to mail proxy material directly to such clients.

2. Limited Value. Aberdeen Advisers may abstain from voting a client proxy if the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant. Aberdeen Advisers may also abstain from voting the proxies of portfolio companies held in their passively managed funds. Proxies with respect to securities that have been sold before the date of the shareholders meeting and are no longer held by a client generally will not be voted.

3. Unjustifiable Costs. Aberdeen may abstain from voting a client proxy for cost reasons (e.g., non-U.S. securities).

4. Securities Lending Arrangements. If voting securities are part of a securities lending program, Aberdeen may be unable to vote while the securities are on loan.

5. Share Blocking. Certain jurisdictions may impose share blocking restrictions at various times which may prevent Aberdeen from exercising its voting authority.

6. Special Considerations. Aberdeen’s responsibilities for voting proxies are determined generally by its obligations under each advisory contract or similar document. If a client requests in writing that an Aberdeen Adviser vote its proxy in a manner inconsistent with these Policies and Procedures, Aberdeen may follow the client’s direction or may request that the client vote the proxy directly.

G. Sources of Information. Aberdeen may conduct research internally and/or use the resources of an independent research consultant. Aberdeen may consider legislative materials, studies of corporate governance and other proxy voting issues, and/or analyses of shareholder and management proposals by a certain sector of companies, e.g., Fortune 500 companies.

H. Subadvisers. To the extent that an Aberdeen Adviser may rely on subadvisers, whether affiliated or unaffiliated, to manage any client portfolio on a discretionary basis, the Aberdeen Adviser will delegate responsibility for voting proxies to the subadviser. However, such subadvisers will be required either to follow these Policies and Procedures or to demonstrate that their proxy voting policies and procedures are consistent with these Policies and Procedures or otherwise implemented in the best interests of Aberdeen clients.

I. Availability of Policies and Procedures. Aberdeen Advisers will provide clients with a copy of these Policies and Procedures, as revised from time to time, upon request.

J. Disclosure of Vote. As disclosed in Part II of each Aberdeen Adviser’s Form ADV, a client may obtain information on how its proxies were voted by requesting such information from its Aberdeen Adviser. Aberdeen Advisers do not generally disclose client proxy votes to third parties, other than as required for Funds, unless specifically requested, in writing, by the client.

III.	Specific Voting Policies

A. General Philosophy.

•	Support existing management on votes on the financial statements of a company and the election of the Board of Directors;

•	Vote for the acceptance of the accounts unless there are grounds to suspect that either the accounts as presented or audit procedures used, do not present an accurate picture of company results; and

•	Support routine issues such as the appointment of independent auditors, allocation of income and the declaration of stock (scrip) dividend proposals provided there is a cash alternative.

B. Anti-takeover Measures. Aberdeen Advisers vote on anti-takeover measures on a case-by-case basis taking into consideration such factors as the long-term financial performance of the target company relative to its industry competition. Key measures of performance will include the growth rates for sales, operating income, net income and total shareholder returns. Other factors which will be considered include margin analysis, cash flow and debt levels.

C. Proxy Contests for Control. Aberdeen Advisers vote on proxy contests for control on a case-by-case basis taking into consideration such factors as long-term financial performance of the target company relative to its industry, management’s track record, background to the proxy contest, qualifications of director nominees, evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met, and stock ownership positions.

D. Contested Elections. Aberdeen Advisers vote on contested elections on a case-by-case basis taking into consideration such factors as the qualifications of all director nominees. Aberdeen Advisers also consider the independence of board and key committee members and the corporate governance practices of the company.

E. Executive compensation proposals. Aberdeen Advisers consider such proposals on a case-by-case basis taking into consideration such factors as executive pay and spending perquisites, particularly in conjunction with sub-par performance and employee layoffs.

F. Shareholder Proposals. Aberdeen Advisers consider such proposals on a case-by-case basis. Aberdeen Advisers support those proposals which will improve the company’s corporate governance or business profile at a reasonable cost, but may oppose proposals which result in significant cost being incurred with little or no benefit to the company or its shareholders.

IV.	Proxy Voting Procedures

This section applies to each Aberdeen Adviser except to the extent that certain procedures are identified as applicable only to a specific Aberdeen Adviser.

A. Obtain Proxy. Registered owners of record, e.g., trustees or custodian banks, that receive proxy materials from the issuer or its information agent, are instructed to sign physical proxy cards in blank and forward directly to the relevant Aberdeen Adviser’s designated proxy administrator (“PA”). Proxies may also be delivered electronically by custodians using proxy services such as ProxyEdge. Each proxy received is matched to the securities to be voted.

B. Material Conflicts of Interest.

1. Identify the existence of any material conflicts of interest relating to the securities to be voted or the issue at hand. Portfolio managers and research analysts (“Analysts”) and senior management of each Aberdeen Adviser have an affirmative duty to disclose to the relevant proxy committees any personal conflicts such as officer or director positions held by them, their spouses or close relatives in the portfolio company or attempts by the portfolio company to exert influence over such person with respect to their vote. Conflicts based on business relationships or dealings of affiliates of any Aberdeen Adviser will only be considered to the extent that the Aberdeen Adviser has actual knowledge of such business relationships.

2. When a material conflict of interest between an Aberdeen Adviser’s interests and its clients’ interests appears to exist, the Aberdeen Adviser may choose among the following options to eliminate such conflict: (1) vote in accordance with these Policies and Procedures if it involves little or no discretion; (2) vote as recommended by a third party service if the Aberdeen Adviser utilizes such a service; (3) “echo vote” or “mirror vote” the proxies in the same proportion as the votes of other proxy holders that are not Aberdeen clients; (4) if possible, erect information barriers around the person or persons making voting decisions sufficient to insulate the decision from the conflict; (5) if practical, notify affected clients of the conflict of interest and seek a waiver of the conflict; or (6) if agreed upon in writing with the client, forward the proxies to affected clients allowing them to vote their own proxies.

C. Analysts. The PA for each Aberdeen Adviser will ensure that each proxy statement is directed to the appropriate Analyst. If a third party recommendation service has been retained, the relevant PA will forward the proxy statement to the Analyst with the recommendation highlighted. The Analyst will determine whether to vote as recommended by the service provider or to recommend an alternative and shall advise the PA. The Analyst may consult with the PA as necessary. If the Analyst recommends voting against the third party recommendation, he or she is responsible for documenting the reasons for such recommendation and that no conflict of interest influenced such recommendation. If no third party recommendation service is utilized or if no recommendation is provided, the Analyst is responsible for documenting the rationale for his or her vote recommendation.

D. Vote. The following describes the breakdown of responsibilities between the designated PA and the Proxy Committee (“PC”) of each Aberdeen Adviser in voting portfolio securities and the extent to which the Aberdeen Advisers rely on third party service providers.

1. Aberdeen US Clients

The designated PA for Aberdeen US (“PA-US”), and the designated PA for Aberdeen UK (“PA-UK”), are responsible for ensuring that votes for Aberdeen US clients are cast and cast in accordance with these Policies and Procedures. The PA-US is primarily responsible for administering proxy votes for the funds which are sub-advised by Aberdeen US, the US closed-end Funds for which Aberdeen Singapore is the Manager, and the Canadian investment funds.

Responsibility for considering the substantive issues relating to any vote and for deciding how shares will be voted resides with the relevant Analyst whether located in Aberdeen US, Aberdeen UK, Aberdeen AU or Aberdeen Singapore. Under Aberdeen-US’s MOU with Aberdeen Singapore, the relevant Analyst for Far East equity securities will generally reside in Aberdeen Singapore.

In the event that a material conflict of interest is identified by any Analyst, whether in Aberdeen US, Aberdeen UK, Aberdeen AU, Aberdeen Singapore, or AAMISL, decisions on how to vote will be referred to the Aberdeen US proxy committee (“PC-US/UK”). Under Aberdeen US’s MOU with Aberdeen UK, the PC-US/UK is headquartered in Scotland, and includes the Chief Investment Officer or Deputy Chief Investment Officer, the head of the Socially Responsible Investing (“SRI”) Team and a member of the Compliance team.,. The PC-US/UK meets as needed to consider material conflicts of interest or any other items raising unique issues. If the PC-US/UK determines that there is no material conflict of interest, the vote recommendation will be forwarded to the appropriate proxy administrator, either the PA-US or PA-UK. If a material conflict of interest is identified, the PC-US/UK will follow the conflict of interest procedures set forth in Section IV.B.2., above.

Aberdeen US has engaged ProxyEdge, a third party service provider, to cast votes electronically for certain clients and to maintain records of such votes electronically. The Phoenix Funds, sub-advised by Aberdeen US, require electronic voting through ProxyEdge. Custodians for certain other clients also provide the PA-US with access to ProxyEdge. . Pursuant to the MOU, Aberdeen UK votes proxies for certain U.S. clients of Aberdeen US. Aberdeen UK has engaged Institutional Shareholder Services (“ISS”), a third party service provider, to provide (1) notification of impending votes; (2) research into non-routine votes, including shareholder resolutions; (3) voting recommendations which may be viewed on-line; and (4) web-based voting. In the absence of any material conflict of interest, Aberdeen US may either vote in accordance with the ISS recommendation or decline to follow the ISS recommendation based on its own view of the agenda item provided that decisions to vote contrary to the ISS recommendation are documented as set forth in Section IV.C., above. For clients on the ISS system, votes are automatically entered in accordance with ISS recommendations unless the PA-UK expressly changes the vote prior to the voting deadline with appropriate analyst documentation. In the event of a material conflict of interest, Aberdeen US will follow the procedures outlined in Section IV.B.2, above.

2. Aberdeen Singapore Clients

Aberdeen AU and Aberdeen Singapore are responsible for deciding how to vote for the US closed-end Funds and the Canadian investment funds and will instruct the PA-US Aberdeen US accordingly. The PA-US shall ensure that the votes are cast and cast in accordance with the relevant Proxy Voting Policy and Procedure of the relevant Fund. The PA-US uses ProxyEdge to electronically cast votes for the Funds and to maintain electronic records of the votes cast.

Responsibility for considering the substantive issues relating to any Fund vote and for deciding how the shares will be voted resides with relevant equity and/or fixed income Analyst. The relevant analyst may be a member of the Fund portfolio management team in Aberdeen Singapore, Aberdeen AU, Aberdeen UK, or AAMISL In the event that a material conflict of interest is identified, decisions on how to vote will be referred to the proxy committee (“PC-Asia”) located in Singapore and Australia, comprised of a representative from each of equity fund management, fixed income fund management and compliance teams respectively. The PC-Asia meets as needed to consider a material conflict of interest or any other items raising unique issues. If the PC-Asia determines there is no material conflict of interest, the vote recommendation will be forwarded to the PA-US to be cast. If a material conflict of interest is identified, the PC-Asia will follow the conflict of interest procedures set forth in Section IV.B.2., above, and in the Aberdeen Funds Proxy Voting Policy and Procedures.

E. Review. Each designated PA is responsible for ensuring that proxy materials are received in a timely manner and reconciled against holdings on the record date of client accounts over which the Aberdeen Adviser has voting authority to ensure that all shares held on the record date, and for which a voting obligation exists, are voted.

V.	Documentation, Recordkeeping and Reporting Requirements

A. Documentation. The Aberdeen PAs are responsible for:

1. Implementing and updating these Policies and Procedures;

2. Overseeing the proxy voting process;

3. Consulting with portfolio managers/analysts for the relevant portfolio security; and

4. Maintaining manual proxy voting records, if any, and overseeing and reviewing voting execution and recordkeeping by third party providers such as ISS and ProxyEdge.

B. Record Keeping.

1. Each Aberdeen Adviser maintains or procures the maintenance of records of all proxies it has voted. As permitted by Rule 204-2(c), electronic proxy statements and the record of each vote cast by each client account of Aberdeen US will be maintained by either ISS and Proxy Edge, depending on the client account. Similarly, electronic proxy statements and the record of each vote cast by each U.S. client account of Aberdeen Singapore will be maintained by Proxy Edge.

A US Fund’s proxy voting record must be filed with the SEC on Form N-PX. Form N-PX must be completed and signed in the manner required, containing a fund’s proxy voting record for the most recent twelve-month period ended June 30th (beginning August 31, 2004). If an Aberdeen Adviser delegates this reporting responsibility to a third party service provider such as ISS or Proxy Edge, it will ensure that the third party service provider files Form N-PX accordingly. Aberdeen US shall obtain and maintain undertakings from both ISS and Proxy Edge to provide it with copies of proxy voting records and other documents relating to its clients’ votes promptly upon request. Aberdeen Advisers, ISS and Proxy Edge may rely on the SEC’s EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (e.g., large U.S.-based issuers).

2. As required by Rule 204-2(c), such records will also include: (a) a copy of the Policies and Procedures; (b) a copy of any document created by the Aberdeen Adviser that was material to making a decision on how to vote proxies on behalf of a client or that memorializes the basis for that decision; and (c) each written client request for proxy voting records and the Aberdeen Adviser’s written response to any (written or oral) client request for such records.

3. Duration. Proxy voting books and records will be maintained in an easily accessible place for a period of five years, the first two in an appropriate office of the Aberdeen Adviser.

C. Reporting. For US Funds, Aberdeen US, Aberdeen AU, Aberdeen Singapore, and AAMISL will initially inform clients of these Policies and Procedures by summary disclosure in Part II of their respective Forms ADV. Upon receipt of a client’s request for more information, Aberdeen US, Aberdeen AU, Aberdeen Singapore, and AAMISL will provide to the client a copy of these Policies and Procedures and/or, in accordance with the client’s stated requirements, how the client’s proxies were voted during the period requested subsequent to the adoption of these Policies and Procedures. Such periodic reports, other than those required for the US closed-end Funds, will not be made available to third parties absent the express written request of the client. However, to the extent that any Aberdeen Adviser may serve as a subadviser to another adviser to a Client, such Aberdeen Adviser will be deemed to be authorized to provide proxy -voting records on such Client accounts to such other adviser.

For Canadian investment funds, Aberdeen US, Aberdeen AU and Aberdeen Singapore will assist in preparing annual proxy voting records for the period ending June 30 of each year and will post an annual proxy voting record on each Canadian investment fund’s website no later than August 31 of each year. Upon receipt of a client or securityholder’s request, Aberdeen US, Aberdeen AU or Aberdeen Singapore will make available a copy of these Policies and Procedures and the Canadian investment fund’s proxy voting record, without charge, to any client or securityholder upon a request made by the client or securityholder after August 31.

D. Review of Policies and Procedures. These Policies and Procedures will be subject to review on a periodic basis as deemed appropriate by the Aberdeen Advisers. Any questions regarding the Policies and Procedures should be directed to the Compliance Department of the respective Aberdeen Adviser. Each Compliance Department maintains information regarding the PA and the PC for the respective Aberdeen Adviser.